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                                                                   EXHIBIT 99.1

                           INFORMATION RESOURCES, INC.
                           1999 RESTRICTED STOCK PLAN


SECTION  1. PURPOSE.

         The purpose of this Restricted Stock Plan (the "Plan") is to advance the interests of Information Resources, Inc. by providing an opportunity to all employees of the Company to obtain shares of securities in the Company. The Plan is intended to enhance the ability of the Company to attract and retain highly qualified officers and employees, and to motivate such persons to serve the Company, and to provide such officers and employees an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of Restricted Stock in accordance with the terms hereof.

         The Plan does not constitute a tax-qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"), and is not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

SECTION 2.  DEFINITIONS.

         For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

         2.1 "Affiliate" shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 20% or more of the voting stock or capital.

         2.2 "Award Agreement" means the restricted stock agreement between the Company and a Participant that evidences and sets out the terms and conditions of a Grant.

         2.3   "Board" means the Board of Directors of the Company.

         2.4 "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

         2.5 "Committee" means the Compensation Committee of the Board, or another committee of the Board, as designated by the Board.

         2.6 "Company" means Information Resources, Inc., a Delaware corporation, and, except where the context otherwise requires, its Affiliates.

         2.7 "Disability" means "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code)



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         2.8   "Effective Date" means November 18, 1999, the date the Board in its resolution adopted the Plan.

         2.9 "Exchange Act" means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

         2.10 "Fair Market Value" means the value of each share of Stock subject to the Plan determined as follows: if on the Grant Date or other determination date the shares of Stock are listed on an established national or regional stock exchange, are admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or are publicly traded on an established securities market, the Fair Market Value of the shares of Stock shall be the closing price of the shares of Stock on such exchange or System or in such market (the highest such closing price if there is more than one such exchange or market) on the trading day immediately preceding the Grant Date (or on the Grant Date, if so specified by the Committee or the Board) or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of the shares of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the shares of Stock are not listed on such an exchange, quoted on such System or traded on such a market, Fair Market Value shall be determined by the Committee in good faith.

         2.11  "Grant" means an award of Restricted Stock under the Plan.

         2.12 "Grant Date" means the date as of which the shares of Restricted Stock are granted.

         2.13 "Officer" means any (i) "Executive Officer" of the Company as defined in Rule 3b-7 of the General Rules and Regulations promulgated under the Exchange Act or (ii) Divisional President of the Company.

         2.14 "Option Exchange Program" means a program whereby outstanding stock options are exchanged for Restricted Stock granted pursuant to the Plan.

         2.15 "Participant" means a person who holds Restricted Stock under the Plan.

         2.16 "Plan" means this Information Resources, Inc. 1999 Restricted Stock Plan, as amended from time to time.

         2.17 "Reporting Person" means a person who is required to file reports under Section 16(a) of the Exchange Act.

         2.18 "Restricted Period" means the period during which Restricted Stock is subject to restrictions or conditions.

         2.19 "Restricted Stock" means shares of Stock awarded to a Participant under this Plan.

         2.20 "Retirement" means termination of employment at age 55 with 5 or more years of service with the Company.




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         2.21  "Securities Act" means the Securities Act of 1933, as now in effect or as hereafter amended.

         2.22 "Stock" means the common stock, par value $0.01 per share, of the Company.

SECTION 3.  ADMINISTRATION.

         3.1 Administration by Committee. The Plan shall be administered by the Committee.

         3.2 Authority. Subject to the provisions of this Plan, the Committee shall have full power to interpret and construe the Plan and to establish, amend and rescind rules and regulations for its administration. The determination of the Committee on matters within its authority shall be final, binding and conclusive on the Company, the Participant and all other persons. Subject to the provisions of the Plan, the Committee shall have the authority:

               (a) to manage and control the operation of the Plan, including but not limited to (i) determining who shall receive Grants under the Plan; (ii) determining the number of shares of Stock to be subject to each Grant; (iii) determining the terms and conditions of any restriction or condition relating to the vesting, transfer or forfeiture of a Grant or the shares of Stock subject thereto (including the extension or acceleration of the vesting date of any award under the Plan); (iv) prescribing the form of each Award Agreement evidencing any award under the Plan; (v) determining whether Grants are to be made alone or in addition to, or in substitution or exchange for, any other award granted under this or another plan of the Company; and (vi) amending, modifying or supplementing the terms of, canceling and reissuing, or repurchasing any outstanding Grant (including the authority to modify Grants to foreign nationals or individuals employed outside the United States to recognize differences in local law, tax policy, or custom);

               (b) to make awards under the Plan, or authorize other persons to make certain Grants under and pursuant to the Plan subject to such restrictions, limitations and conditions as the Committee deems appropriate;

               (c) to initiate an Option Exchange Program;

               (d) to correct any defect or omission and reconcile any inconsistency in the Plan or in any award hereunder; and

               (e) to make all other determinations and take all other actions as it deems necessary or desirable for the implementation and administration of the Plan.

SECTION 4.  SHARES SUBJECT TO THE PLAN.

         4.1   Number of Shares Reserved. Subject to adjustment as provided in
Section 10 hereof, the aggregate number of shares of Stock available for issuance under the Plan shall be one hundred thousand (100,000). Such shares of Stock shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.



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         4.2   Reissuance of Shares. In the event of termination (by reason of forfeiture, expiration, cancellation, surrender, or otherwise) of any award under the Plan, any shares of Stock not vested shall again be available for awards under the Plan, except that the following shares shall not be available for reissuance under the Plan: (a) shares which are withheld from any award or payment under the Plan to satisfy tax withholding obligations, and (b) shares which are surrendered to fulfill tax obligations.

SECTION 5.  ELIGIBILITY.

         Restricted Stock awards may be granted to any employee of the Company.

SECTION 6.  AWARDS.

         6.1 Participant; Limits. The Committee from time to time may grant Restricted Stock to persons eligible to receive Grants under Section 5 hereof, subject to such restrictions, conditions and other terms as the Committee may determine. The Committee shall not award more than 50% of the shares of Stock authorized for issuance hereunder to persons who are Officers.

         6.2 Restrictions. At the time a Grant of Restricted Stock is made and pursuant to Section 6 hereof, the Committee shall establish a period of time for vesting (the "Restricted Period") applicable to such Restricted Stock. Each Grant of Restricted Stock may be subject to a different Restricted Period. At the time a Grant of Restricted Stock is made, the Committee may in its sole discretion, prescribe restrictions in addition to or other than the expiration of the Restricted Period, which may be applicable to all or any portion of the Restricted Stock. The Committee also may, in its sole discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of the Restricted Stock.

         6.3 Lapse of Restrictions. Subject to the terms and conditions of the Plan, at the end of any time period during which the shares of Restricted Stock are subject to forfeiture or restrictions on transfer, such shares will be delivered free of all restrictions to the Participant (or to the Participant's legal representative, beneficiary or heir).

         6.4 Substitution of Cash. The Committee may, in its sole discretion, substitute cash equal to the Fair Market Value (determined as of the date of the distribution) of shares of Stock otherwise required to be distributed to a Participant in accordance with this Section 6.

         6.5 Additional Terms. Awards may contain such other provisions not inconsistent with the provisions of the Plan, as the Committee shall determine appropriate from time to time, and as set forth in the Award Agreement.

SECTION 7.  VESTING.

         7.1 Vesting Period. Except as otherwise specifically provided in an Award Agreement, all shares of Restricted Stock granted hereunder shall vest 100% on the first anniversary of the Grant Date.

         7.2 Termination. If at any time within the Restricted Period the Participant ceases to be employed by the Company, then except as provided in
Section 11 hereof or as otherwise provided in an Award Agreement, all shares of Restricted Stock which are not vested as of such termination date shall be



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immediately canceled and forfeited to the Company, and all of the Participant's
(and/or any other person's) rights therein shall immediately cease.

SECTION 8.  TRANSFERABILITY OF AWARDS.

         Prior to vesting, the shares of Restricted Stock shall not be transferable and shall not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of, otherwise than in accordance with the express provisions of this Plan or by will or the laws of descent and distribution. Any transfer, pledge, hypothecation, assignment or other disposition of the Restricted Stock prior to the time that the Restricted Stock has vested, other than as permitted under this Plan or in an Award Agreement, shall cause the Restricted Stock to be immediately forfeited and canceled, and shall cause all of Participant's rights therein to immediately cease.

SECTION 9.  SHAREHOLDER RIGHTS.

         During any period in which shares of Restricted Stock are subject to forfeiture or restrictions on transfer, Participants who have been awarded shares of Restricted Stock shall not have the rights of shareholders, including the right to vote such shares or receive dividends paid on such shares.

SECTION 10.  EFFECT OF CHANGES IN CAPITALIZATION.

         10.1 Changes in Stock. In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split or exchange, the type and number of shares of Stock which are or may be subject to awards under the Plan and the terms of any outstanding awards shall be equitably adjusted by the Committee, in its sole discretion, to preserve the intended value of benefits awarded or to be awarded to Participants under the Plan. Subject to any contrary language in an Award Agreement evidencing a Grant of Restricted Stock, any restrictions applicable to such Restricted Stock shall apply as well to any replacement shares received by the Participant as a result of the merger, reorganization or other transaction referred to in this Section. Adjustments related to shares of Stock shall be made by the Committee, whose determination in that respect shall be final and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

         10.2 No Limitations on Company. The making of any award pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

SECTION 11.  RIGHTS IN EVENT OF TERMINATION OF EMPLOYMENT.

         11.1 Rights in the Event of Involuntary Termination Other Than Death or Disability. Unless otherwise provided by the Committee, upon the involuntary termination of the Participant's employment with the Company for any reason other than cause (which shall be deemed to include any reason directly attributable to or resulting from any actions of the Participant), death, Disability or Retirement, any Restricted Stock held by such Participant that has not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall continue to vest after such termination in accordance



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with the vesting schedule applicable to the Participant. Whether a leave of absence or leave on military or government service shall constitute a termination of employment or other relationship for purposes of the Plan shall be determined by the Committee, whose determination shall be final and conclusive. Upon lapse of all restrictions (other than restrictions which, by their terms, do not lapse) on Restricted Stock, such shares shall be deliverable to the Participant or, in the event of the Participant's death following termination of employment and prior to receipt of such shares, to the beneficiary (if any) designated by the Participant in a written notice delivered to the Committee and specifically referring to this Plan, and if no such beneficiary exists or has been designated, then to the executors or administrators of the Participant's estate.

         11.2 Rights in the Event of Death. Unless otherwise provided by the Committee, if a Participant dies while employed by the Company, all Restricted Stock granted to such Participant shall continue to vest after the Participant's death in accordance with the vesting schedule applicable to the Participant. Upon lapse of all restrictions (other than restrictions which, by their terms, do not lapse) on Restricted Stock, such shares shall be deliverable to the beneficiary (if any) designated by the Participant in a written notice delivered to the Committee and specifically referring to this Plan, and if no such beneficiary exists or has been designated, then to the executors or administrators of the Participant's estate.

         11.3 Rights in the Event of Retirement or Disability. Unless otherwise provided by the Committee, if a Participant's employment with the Company is terminated by reason of Retirement or Disability of such Participant, such Participant's then unvested Restricted Stock shall continue to vest after the Participant's termination of employment in accordance with the vesting schedule applicable to the Participant. Whether a termination of employment is to be considered by reason of Retirement or Disability for purposes of the Plan shall be determined by the Committee, whose determination shall be final and conclusive. Upon lapse of all restrictions (other than restrictions which, by their terms, do not lapse) on Restricted Stock, such shares shall be deliverable to the Participant or, in the event of the Participant's death following termination of employment and prior to receipt of such shares, to the beneficiary (if any) designated by the Participant in a written notice delivered to the Committee and specifically referring to this Plan, and if no such beneficiary exists or has been designated, then to the executors or administrators of the Participant's estate.

         11.4 Rights in the Event of Resignation or Involuntary Termination for Cause. Upon the Participant's voluntary resignation, or involuntary termination of employment with the Company for cause (which includes any involuntary termination that is directly attributable to or resulting from any actions of the Participant), any Restricted Stock held by such Participant that has not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture, the Participant shall have no further rights with respect to such Restricted Stock.

SECTION 12.  PARACHUTE LIMITATIONS.

         If the Participant is a "disqualified individual" (as defined in Section 280G(c) of the Code), any Restricted Stock and any other right to receive any payment or benefit under the Plan shall not vest (i) to the extent that the right to any payment or benefit, taking into account all other rights, payments or benefits to or for the Participant, would cause any payment or benefit to the Participant under the Plan to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in



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effect (a "Parachute Payment"), provided that (ii) the preceding clause (i)
shall apply only if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under any Award Agreements, the Plan, and all other rights, payments or benefits to or for the Participant would be less than the maximum after-tax amount that could be received by the Participant without causing the payment or benefit to be considered a Parachute Payment. In the event that, but for the provisions of this Section 12, the Participant would be considered to have received a Parachute Payment under any Award Agreements that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the Participant shall have the right, in the Participant's sole discretion, to designate any rights, payments or benefits under any Award Agreements, the Plan, any other agreements and any benefit arrangements to be reduced or eliminated so as to avoid having the payment or benefit to the Participant under any Award Agreements be deemed to be a Parachute Payment.

SECTION 13.  TAX WITHHOLDING.

         13.1 If any Participant properly elects within thirty (30) days of the date on which an Award is granted to include in gross income for federal income tax purposes an amount equal to the fair market value (on the date of grant of the Award, and determined without regard to restrictions other than restrictions which can never lapse) of the Stock subject to the Award, such person shall make arrangements satisfactory to the Committee to pay to the Company in the year of such Award any federal, state or local taxes required to be withheld with respect to such shares. If such person shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct and withhold from any payment of any kind otherwise due to the Participant any federal, state or local income taxes and Social Security or other employment-related taxes that Company reasonably determines to be required by law to be withheld with respect to the Stock subject to such Award. If the Company reasonably determines that the withholding obligations cannot be satisfied from amounts due from the Company to the Participant, then upon written request from the Company, Participant shall pay to the Company an additional amount of cash sufficient to permit the Company to timely satisfy all necessary withholding obligations arising in connection with the Restricted Stock.

         13.2  Each Participant who does not make the election described in
Section 13.1 shall, no later than the date that the restrictions imposed as a condition of the Award lapse, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Stock subject to such Award, and the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant, any federal, state or local taxes of any kind required by law to be withheld with respect to the Stock subject to such Award. With the approval of the Committee, the Participant may elect to pay withholding tax by withholding shares of Stock relating to the Award.

SECTION 14.  RESTRICTIVE LEGEND AND STOCK POWER.

         Each certificate evidencing Stock subject to Awards shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. Any attempt to dispose of Stock in contravention of such terms, conditions and restrictions shall be ineffective. The Company shall have no obligation to certificate the shares prior to vesting of the Award. However, if the Company chooses to issue a certificate prior to vesting of the Award, the Committee may adopt rules which provide that the certificates evidencing such shares may be held in custody by a bank or other institution, or that the


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Company may itself hold such shares in custody until the restrictions thereon shall have lapsed and may require as a condition of any Award that the recipient shall have delivered a stock power endorsed in blank relating to the Stock covered by such Award.

SECTION 15.  AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN.

         The Board or the Committee may terminate the Plan, in whole or in part, may suspend the Plan, in whole or in part from time to time, and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Awards under the laws of various states (including tax laws) and under rules and regulations promulgated by the Securities and Exchange Commission with respect to Reporting Persons, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted thereunder, without the approval of the shareholders of the Company. No amendment or termination or modification of the Plan shall in any manner affect Awards theretofore granted without the consent of the Participant unless the Committee has made a determination that an amendment or modification is in the best interest of all persons to whom Awards have theretofore been granted.

SECTION 16.  NO CONTRACT OF EMPLOYMENT.

         The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company, nor any right or claim to any benefit or payment under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date that the Restricted Stock vests.

SECTION 17.  EFFECTIVE DATE AND TERM.

         The Plan shall be effective as of the Effective Date. The Plan shall be terminated and no further Awards or Restricted Stock may be granted under the Plan after ten (10) years from the Effective Date. Subject to the provisions of
Section 15, the Plan shall remain in effect until all restrictions imposed upon outstanding shares of Restricted Stock have lapsed.

SECTION 18.  GOVERNING LAW.

         The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Illinois and construed in accordance therewith.

SECTION 19.  SEVERABILITY.

         If any provision of the Plan or any Award Agreement shall be finally determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

         The Plan was duly adopted and approved by the Board of Directors of the Company as of the 18th day of November, 1999.

                                            INFORMATION RESOURCES, INC.,
                                            a Delaware corporation


                                            By: _______________________________
                                            Title:_____________________________




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